Exhibit 99.1

Liberty Global Reports Full Year 2021 Results

Achieved all 2021 guidance targets including increased Adjusted Free Cash Flow1; Distributable Cash Flow2 growth expected to continue in 2022
Stable to growing revenue across the group with momentum into 2022 driven by strong aggregate3 broadband and postpaid mobile growth
FMC penetration continues to rise with clear churn and NPS benefits; cross-sell opportunities into 2022 with VOLT, Sunrise We, and Telenet One
Executing on key network value creation opportunities, with integration and synergy plans progressing well in the UK and Switzerland
Value of Ventures increased to $3.5 billion4 or ~$6.70 per share at year end
Exceeded buyback guidance with $1.6 billion of repurchases in 2021; reiterating commitment to purchase 10% of share count per annum in 2022/23

Denver, Colorado: February 17, 2022
Liberty Global plc today announced its Q4 2021 financial results. Effective with the release of our third quarter earnings we have stopped using the term Operating Free Cash Flow ("OFCF") and now use the term "Adjusted EBITDA less P&E Additions". As we define the term, Adjusted EBITDA less P&E Additions has the same meaning as OFCF had previously, and therefore does not impact any previously reported amounts.
CEO Mike Fries stated, “Our fourth quarter and full year results demonstrated continued commercial momentum across our FMC champions. Operationally, we delivered 306,000 aggregate broadband and postpaid mobile subscribers during Q4 and over 1.0 million for FY21 with our converged bundles leveraging our market-leading broadband speeds and increasing 5G coverage. As we look at the overall market in Europe, we see more tailwinds than headwinds, including huge demand for connectivity, improved pricing power, competition rationalizing and an improved regulatory environment.

Executing on our synergy plans in Switzerland and the UK remains a top priority and we are on track with the integrations in both markets. Our focus on network development strategies across our core operations continued throughout the quarter. In the UK, Virgin Media O2 increased its 1Gbps footprint to reach all of its 15.6 million homes passed, while progressing its FTTP upgrade plans to deploy a full fiber overlay across the entire HFC network by 2028. Meanwhile in Belgium, Telenet recently launched a strategic tower review with strong interest.

To extend Virgin Media O2's broadband leadership, Liberty Global and Telefónica have initiated discussions with a number of potential financial partners regarding an opportunity to participate in a new network build joint venture. The focus of the entity will be on building a full fiber network of up to 7 million premises in new greenfield areas by the end of 2027. Virgin Media O2 will commit to being an anchor tenant of this new network, with its proven track record of achieving 30% penetration in new build areas with project Lightning. The network will also be available to other ISPs on a wholesale basis. As this will extend the company’s gigabit reach to ~23m premises once completed, it provides

Virgin Media O2 with incremental growth opportunities by offering services to a wider pool of customers and higher cross and upsell due to the increased overlap of fixed and mobile services.

Our ventures portfolio is becoming an increasingly important piece of our value creation strategy as we continue to invest in technology, content and infrastructure businesses offering products and services directly adjacent to our core operations. The portfolio is now valued at $3.5 billion which represents a year-on-year increase of $1.1 billion4. Key drivers include Lacework, which closed one of the largest venture capital funding rounds of the year in the U.S. last November, raising $1.3 billion at a valuation of $8.3 billion, up substantially from its $1.1 billion valuation at the beginning of 2021, and Univision, which closed its merger with Televisa in January 2022. Looking ahead, we see a number of interesting infrastructure opportunities on the horizon and will look at strategic options for our content investments, while the technology portion of our Ventures portfolio is expected to be largely self-funding going forward.

At the consolidated level, we delivered on all 2021 guidance including Full Company5 Adjusted Free Cash Flow of $1.45 billion1, which represented 37% YoY growth. We expect to continue growing Distributable Cash Flow2 to $1.7 billion6 in 2022, an increase of 22% over 2021, supported by shareholder distributions from our joint ventures in the U.K and the Netherlands, as well as an expected recapitalization of Virgin Media O2 later in the year as management further executes on its synergy plan. This growth is expected despite our forecast for peak Costs to Capture7 spend in both the U.K and Switzerland this year, as well as elevated capital expenditures in Belgium and the Netherlands related to network capacity.

Liberty Global’s balance sheet remains in great shape with $4.3 billion(i) of cash (pro forma for ~$600 million of net cash proceeds expected from the sale of UPC Poland) and $5.9 billion of total liquidity8 (pro forma for UPC Poland). We continue to believe our shares offer very strong value at current prices and in our robust share buyback program we repurchased $1.6 billion of our shares in 2021, exceeding market expectations and buying back 10% of our shares by year end. We look forward to executing on the commitment to repurchase 10% of our shares outstanding in both 2022 and 2023."

(i)Including amounts held under separately managed accounts (SMAs).

Q4 Operating Company Highlights

(Consolidated)

Sunrise UPC delivers record-high sales in competitive market, achieving 2021 guidance; synergies realization ahead of plan

Operating highlights: Strategic integration plan towards becoming a national converged champion remains on track with synergy realization ahead of plan. Despite the continuation of an aggressive competitive environment, record-high sales combined with stable low churn resulted in 8,000 broadband net additions in Q4, closing the year with great momentum. Sales uptake in mobile postpaid with 49,000 net adds across all brands. FMC share grew 3% in 2021 and has now reached 56%. Budget brand Yallo converged into a Full Telco operator. Sunrise UPC will carry on utilizing a combination of its own network, Swisscom's network and some new build in selected areas to always provide the best products in the market.

Financial highlights: Reported revenue was $824.5 million in Q4 2021, an increase of 1.0% on a rebased9 basis YoY, primarily due to an increase in business wholesale revenue partially offset by decreases in (i) prepay business revenue and (ii) handset sales. Sunrise UPC's reported Adjusted EBITDA was $297.8 million in Q4 2021. On a rebased basis, Adjusted EBITDA decreased 0.5%, including $6 million of costs to capture. Adjusted EBITDA less P&E Additions was $101.0 million in Q4 on a reported basis. On a rebased basis, Adjusted EBITDA less P&E Additions decreased 23.3% YoY, including the adverse impact of $42 million of costs to capture.

Telenet (Consolidated)

Solid operational results in Q4 2021 and full year in line with guidance

Operating highlights: Commercial momentum continued in Q4 2021, resulting in the ninth quarter of broadband growth with 6,000 net adds and 13,000 postpaid mobile adds driven by a strong uptake of net new FMC customers on Telenet's "ONE(Up)" bundles. Telenet continues to engage with Fluvius to reach a formal agreement to create “the data network of the future” through their joint fixed network infrastructure in Flanders. Telenet also launched an external auction for the potential sale of their mobile tower portfolio to enhance shareholder value.

Financial highlights: Reported and rebased revenue decreased 3.9% and increased 0.3%, respectively, to $763.0 million in Q4. Revenue increased as a result of higher mobile subscription revenue and an increase in broadband revenue due to customer growth, partially offset by lower revenue from business services. Reported and rebased Adjusted EBITDA decreased 2.5% and increased 1.6%, respectively, to $351.3 million in Q4. The rebased Adjusted EBITDA growth was primarily due to the net effect of (i) the aforementioned revenue impacts, (ii) a decrease in labor costs and (iii) lower costs related to sales and marketing. Reported and rebased Adjusted EBITDA less P&E Additions decreased 8.8% and 5.1%, respectively, to $202.3 million in Q4.

(Non-consolidated Joint Venture)

VMO2 JV continues to grow its customer base, discussions to initiate a 7 million premises fiber network to be built with the backing of a financial partner

Operating highlights: Strong demand for premium connectivity and broadband speed continues, resulting in 129,000 mobile postpaid net adds and 60,000 broadband net adds in Q4, leading to the seventh consecutive quarter of growth in both Project Lightning areas and VMO2's existing BAU. Implemented a 6.5% average price increase in fixed starting in March. VOLT offer shows strong growth boosting FMC penetration. 15.6 million premises are now covered by 1Gbps speeds providing an average speed of 214Mbps, 4x the national average. Liberty Global and Telefonica have initiated discussions with potential financial partners to participate in a fiber network build joint venture of up to 7 million premises in new greenfield areas, to reach 80% of the country by the end of 2027. The VMO2 JV will commit as an anchor tenant for the project.

Financial highlights (in US GAAP): Revenue decreased 0.6% YoY on an FX neutral pro forma basis10 to $3,700.4 million, primarily driven by lower service revenue due to the continued impact of a change in the distribution channel mix, partially offset by an improvement in mobile revenue fueled by increased upgrade activity following flagship handset launches in late Q3. Adjusted EBITDA decreased 0.4% YoY on an FX neutral pro forma basis to $1,125.3 million, including $41 million of opex costs to capture, due to (i) the aforementioned decrease in revenue, (ii) a normalization of operating costs as COVID restrictions eased, (iii) increased investment in future growth drivers of digitalization, product development and increased sales and marketing expenses through the peak Q4 trading period and (iv)

higher programming costs. Adjusted EBITDA less P&E Additions decreased 38.9% YoY on an FX neutral pro forma basis to $317.7 million, including $111 million of opex and capex costs to capture. P&E Additions increased 32.4% YoY, as the company continued to invest in its fixed and mobile infrastructure.

2022 guidance (in IFRS as guided by the VMO2 JV)(ii): Expect to deliver mid-single-digit growth in Adjusted EBITDA (as defined and reported by the VMO2 JV), supported by improved top-line growth and the delivery of synergies, which will ramp through the year. Expected opex and capex costs to capture of over £300 million and P&E additions of around £2.1 billion as the company accelerates network investments. Cash distribution to shareholders is anticipated to be £1.6 billion, including cash from recapitalizations to maintain leverage at the upper-end of the 4-5x range.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the Q4 earnings release.

(ii) U.S. GAAP guidance for the VMO2 JV cannot be provided without unreasonable efforts as the VMO2 JV reports under IFRS and does not have US GAAP forecasts for all components of their IFRS guidance. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) for VMO2 JV's Adjusted EBITDA guidance cannot be provided without unreasonable efforts as they do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss. The items they do not forecast may vary significantly form period to period.

(Non-consolidated Joint Venture)

2021 guidance achieved and financial momentum sustained

Operating highlights: Mobile postpaid momentum continued, adding 45,000 subscribers in Q4. Added 1,600 converged households, driving improvements in churn. 1.2 million SmartWiFi Plume pods have been deployed across the customer base to optimize connectivity experience. Over 70% of connected households are now upgraded to 1Gbps internet speeds, on track to reach the full base in 2022.

Financial highlights: Revenue declined 2.8% on a reported basis and increased 1.1% on a rebased basis to $1,185.8 million in Q4, marking the eleventh consecutive quarter of rebased top-line growth. The increase in revenue was primarily driven by (i) mobile customer base growth, (ii) roaming and visitor revenue recovery and (iii) fixed ARPU growth, partially offset by (a) a modest decline in mobile postpaid ARPU and (b) a lower fixed customer base. Reported and rebased Adjusted EBITDA increased 0.7% and 5.1%, respectively, to $552.2 million in Q4, primarily driven by (1) the aforementioned strong revenue growth and (2) disciplined cost control, partially offset by the impact of certain benefits in the prior-year period. Adjusted EBITDA less P&E Additions decreased 15.4% on a reported basis and 11.0% on a rebased basis YoY to $266.7 million, driven by Adjusted EBITDA growth partially offset by an increase in P&E additions.

Q4 Ventures / ESG Highlights

Ventures

Our Ventures portfolio valuation has appreciated materially in the past few months reaching $3.5 billion in Q4, circa $1.1 billion increase year-on-year. Key drivers for this valuation increase include: higher valuation for Lacework and Plume following recent financing rounds, Univision through the completion of its merger with Televisa, and higher valuation of AtlasEdge following the Digital Realty Trust deal. As an increasingly important part of our overall value creation strategy, we continue to invest in businesses with products or services adjacent to our core FMC businesses. These investments are strategic, aligned to our overall business and have the potential to create significant incremental liquidity and value for us over the long run.

ESG

Our ESG agenda and commitment to embedding an ethos of responsible, inclusive, and sustainable growth continues to advance. Our efforts have delivered a number of accomplishments across the business and here are some notable examples. In December, Virgin Media Ireland’s emissions reduction targets were recognized by the Science Based Targets initiative. In Holland, VodafoneZiggo successfully issued its first sustainability bonds worth €2.1 billion under the new Sustainable Finance Framework. The company’s financing strategy is linked to its ESG “People, Planet, Progress” objective of reducing CO2 emissions throughout the entire chain (Scope 1, 2 and 3 emissions) by 50% by 2025 (vs 2018). In Switzerland, Sunrise UPC launched its ESG strategy in Q4, including its commitment to reducing greenhouse gas emissions (Scopes 1 and 2) produced directly and indirectly by the company to zero by 2030, alongside plans to set a net zero target for Scope 3 by the end of this year. The strategy also highlights “YouBelong!”, the company’s framework supporting diversity, equity and inclusion. On the product development front, Liberty Global’s Mini TV Box increased its use of recycled plastics from 35% to 85%, demonstrating a continuous commitment to make our products more sustainable and energy efficient. Lastly, Liberty Global Ventures has recently launched a renewable energy brand, Egg, offering a range of clean technology solutions, including subscription-based electric vehicle charging for homes and businesses.

Liberty Global Consolidated Q4 Highlights
•Q4 revenue decreased 42.0% YoY on a reported basis and increased 1.9% on a rebased basis to $1,920.8 million
•Q4 earnings (loss) from continuing operations increased 162.4% YoY on a reported basis to $638.3 million
•Q4 Adjusted EBITDA decreased 46.8% YoY on a reported basis and 4.4% on a rebased basis to $689.9 million
•Q4 property & equipment additions were 25.3% of revenue, as compared to 23.1% in Q4 2020
•Balance sheet with $5.3 billion of total liquidity
◦Comprised of $0.9 billion of cash, $2.8 billion of investments held under SMAs and $1.6 billion of unused borrowing capacity11
•Fully-swapped borrowing cost of 3.4% on a debt balance of $14.9 billion for the Full Company

Liberty Global (continuing operations)	Q4 2021	Q4 2020	YoY Change (reported)	YoY Change (rebased)	YTD 2021	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer additions (losses)	(5,200)	34,400	(115.1%)		19,400	(51.5%)

Financial (in millions, except percentages)
Revenue	$1,920.8	$3,311.7	(42.0%)	1.9%	$10,311.3	(10.7%)	1.5%
Earnings (loss) from continuing operations	$638.3	$(1,022.9)	162.4%		$13,527.5	987.0%
Adjusted EBITDA	$689.9	$1,297.4	(46.8%)	(4.4%)	$3,963.1	(15.7%)	(1.4%)
P&E additions	$485.7	$763.8	(36.4%)		$2,169.5	(16.7%)
Adjusted EBITDA less P&E Additions	$204.2	$533.6	(61.7%)	(30.9%)	$1,793.6	(14.6%)	(2.6%)

Cash provided by operating activities	$950.0	$1,448.4	(34.4%)		$3,364.0	(16.3%)
Cash used by investing activities	$(41.2)	$(4,684.8)	99.1%		$(5,745.5)	34.8%
Cash provided (used) by financing activities	$(778.3)	$741.3	(205.0%)		$(1,512.6)	(236.9%)

Full Company Adjusted FCF	$434.0	$503.7	(13.8%)		$1,389.4	37.2%

Customer Growth

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

Organic customer net additions (losses) by market
Switzerland	(100)	(5,800)	(1,200)	(44,900)
Belgium	(2,700)	(1,000)	(15,800)	(14,500)
UK(i)	—	43,100	41,700	102,000
Ireland	(1,600)	(1,400)	(3,400)	(200)
Slovakia	(800)	(500)	(1,900)	(2,400)
Total	(5,200)	34,400	19,400	40,000
______________________

(i)Represents the organic customer net additions of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.

Earnings (Loss) from Continuing Operations
•Earnings (loss) from continuing operations was $638.3 million and ($1,022.9 million) for the three months ended December 31, 2021 and 2020, respectively, and $13,527.5 million and ($1,525.1 million) for the year ended December 31, 2021 and 2020, respectively

Financial Highlights
The following tables present (i) revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Revenue	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$824.5	$642.9	28.2	1.0	$3,321.9	$1,573.8	111.1	0.5
Belgium	763.0	793.7	(3.9)	0.3	3,065.9	2,940.9	4.3	0.7
UK(i)	—	1,619.6	(100.0)	—	2,736.4	6,076.9	(55.0)	2.6
Ireland	143.8	147.5	(2.5)	1.6	550.0	513.7	7.1	3.5
Central and Other	190.0	115.0	65.2	13.2	648.7	461.9	40.4	3.7
Intersegment eliminations	(0.5)	(7.0)	N.M.	N.M.	(11.6)	(21.8)	N.M.	N.M.
Total	$1,920.8	$3,311.7	(42.0)	1.9	$10,311.3	$11,545.4	(10.7)	1.5

VMO2 JV(ii)	$3,700.4	$—	N.M.	N.M.	$8,522.9	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$1,185.8	$1,220.0	(2.8)	1.1	$4,824.2	$4,565.4	5.7	1.9
______________________
(i)Represents the revenue of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
Adjusted EBITDA	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$297.8	$254.4	17.1	(0.5)	$1,208.7	$693.8	74.2	(1.8)
Belgium	351.3	360.3	(2.5)	1.6	1,481.8	1,413.4	4.8	1.2
UK(i)	—	633.9	(100.0)	—	1,085.3	2,453.5	(55.8)	(1.3)
Ireland	57.9	58.8	(1.5)	2.6	218.6	202.0	8.2	4.8
Central and Other	(17.3)	(10.8)	(60.2)	N.M.	(33.1)	(61.4)	46.1	N.M.
Intersegment eliminations	0.2	0.8	N.M.	N.M.	1.8	2.2	N.M.	N.M.
Total	$689.9	$1,297.4	(46.8)	(4.4)	$3,963.1	$4,703.5	(15.7)	(1.4)

VMO2 JV(ii)	$1,125.3	$—	N.M.	N.M.	$2,716.6	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$552.2	$548.6	0.7	5.1	$2,265.6	$2,142.0	5.8	2.0
______________________
(i)Represents the Adjusted EBITDA of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.

N.M. - Not Meaningful

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	December 31,				December 31,
	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

Continuing operations:
Switzerland	$101.0	$133.4	(24.3)	(23.3)	$598.8	$391.0	53.1	(2.7)
Belgium	202.3	221.8	(8.8)	(5.1)	908.3	899.8	0.9	(2.7)
UK(i)	—	262.0	(100.0)	—	527.9	1,106.3	(52.3)	1.1
Ireland	25.4	27.6	(8.0)	(5.6)	124.2	116.4	6.7	2.4
Central and Other	(124.7)	(112.0)	(11.3)	(62.3)	(367.4)	(415.8)	11.6	(4.1)
Intersegment eliminations	0.2	0.8	N.M.	N.M.	1.8	2.2	N.M.	N.M.
Total	$204.2	$533.6	(61.7)	(30.9)	$1,793.6	$2,099.9	(14.6)	(2.6)

VMO2 JV (ii)	$317.7	$—	N.M.	N.M.	$1,010.2	$—	N.M.	N.M.
VodafoneZiggo JV(ii)	$266.7	$315.2	(15.4)	(11.0)	$1,275.1	$1,223.3	4.2	0.6
______________________
(i)Represents the Adjusted EBITDA less P&E Additions of the UK JV Entities through the June 1, 2021 closing of the UK JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

N.M. - Not Meaningful

Leverage and Liquidity
•Total principal amount of debt and finance leases: $14.9 billion for the Full Company
•Average debt tenor12: Over 7 years, with ~94% not due until 2027 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 3.4% for the Full Company
•Liquidity: $5.3 billion on a Full Company basis, including (i) $0.9 billion of cash at December 31, 2021, (ii) $2.8 billion of investments held under SMAs and (iii) $1.6 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Adjusted Free Cash Flow and Distributable Cash Flow at the consolidated level, as well as the 2022 financial guidance provided by our operating companies and joint ventures; anticipated shareholder distributions from our joint ventures; expectations with respect to the integration and synergy plans at Virgin Media O2 and at Sunrise UPC, including the timing, costs and anticipated benefits thereof; any recapitalization of Virgin Media O2; expectations regarding network and product plans, including the proposed new greenfield fiber network joint venture at Virgin Media O2, the potential sale of mobile towers by Telenet, the full fiber overlay in the U.K. and making 1Gbps internet available to all VodafoneZiggo subscribers, the NetCo creation between Telenet and Fluvius in Belgium and increasing our investments in infrastructure through capital expenditures, as well as the expected timing, cost and anticipated benefits of each such endeavor; the agreement to sell UPC Poland and the expected timing, proceeds and benefit thereof; our Ventures strategy and anticipated opportunities, as well as the expectation of the technology portion being largely self-funding going forward; our commitments and aspirations with respect to ESG, including Net Zero and DE&I matters; our share buyback program, including our commitment to repurchase 10% of our outstanding shares in each of 2022 and 2023; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program

As previously announced, our Board of Directors authorized a share repurchase program whereby we have committed to repurchasing 10 percent of our outstanding shares in each of 2021, 2022 and 2023. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect over 85 million3 subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.*

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lionsgate and the Formula E racing series.

*    Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the UK JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated US GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Molly Bruce +1 303 220 4202
Amy Ocen +1 303 784 4528        Matt Beake +44 20 8483 6428
Michael Khehra +44 78 9005 0979

Balance Sheets, Statements of Operations and Statements of Cash Flows
The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-K.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2020 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2020 in our rebased amounts for the three months and year ended December 31, 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months and year ended December 31, 2021, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of during 2021 and 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three months and year ended December 31, 2021, (iii) include in our rebased results the revenue and costs for the temporary elements of transitional and other services provided to the VMO2 JV, the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three months and year ended December 31, 2021 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2021. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our consolidated statements of operations.

The following table provides adjustments made to the 2020 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended December 31, 2020			Year ended December 31, 2020
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(1,402.3)	$(565.4)	$(235.7)	$(1,978.5)	$(933.5)	$(375.2)
Foreign Currency	(25.3)	(10.7)	(2.5)	594.6	249.3	117.4
Total	$(1,427.6)	$(576.1)	$(238.2)	$(1,383.9)	$(684.2)	$(257.8)

VodafoneZiggo JV(ii)
Foreign Currency	$(47.6)	$(23.1)	$(15.7)	$168.1	$78.9	$44.1
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments also include amounts related to agreements to provide transitional and other services to the VMO2 JV, the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2021 and 2020 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at December 31, 2021, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$732.1	$2,801.3	$—	$3,533.4
UPC Holding	19.3	—	814.4	833.7
Telenet	158.8	—	632.0	790.8
VM Ireland	0.4	—	113.9	114.3
Total	$910.6	$2,801.3	$1,560.3	$5,272.2
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.6 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the December 31, 2021 U.S. dollar equivalents of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding(iii)	$7,556.8	$19.1	$7,575.9	$243.3	$7,819.2
Telenet	5,717.3	431.4	6,148.7	34.8	6,183.5
VM Ireland	1,024.9	—	1,024.9	—	1,024.9
Other	141.7	39.3	181.0	—	181.0
Total	$14,440.7	$489.8	$14,930.5	$278.1	$15,208.6
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Amounts are presented on a Full Company basis.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the consolidated statements of cash flows in our 10-K.

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	$52.2	$138.5	$372.5	$509.9
New build & upgrade	43.2	150.7	312.7	572.0
Capacity	62.7	63.4	255.6	249.9
Baseline	179.0	228.8	648.9	646.8
Product & enablers	148.6	182.4	579.8	625.0
Total P&E additions	485.7	763.8	2,169.5	2,603.6
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(61.5)	(327.9)	(661.1)	(1,339.6)
Assets acquired under finance leases	(14.8)	(17.8)	(42.6)	(48.7)
Changes in current liabilities related to capital expenditures	(115.8)	(45.2)	(57.8)	77.5
Total capital expenditures, net(ii)	$293.6	$372.9	$1,408.0	$1,292.8

P&E additions as % of revenue	25.3%	23.1%	21.0%	22.6%
______________________

(i)Amounts exclude related VAT of $8.8 million and $54.1 million for the three months ended December 31, 2021 and 2020, respectively, and $84.7 million and $226.6 million for the year ended December 31, 2021 and 2020, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended December 31,		Increase/(decrease)
	2021	2020	Reported %	Rebased %

Liberty Global	$67.75	$69.95	(3.1%)	(0.3%)
Ireland	€61.47	€61.77	(0.5%)	(0.5%)
Belgium (Telenet)	€59.18	€58.65	0.9%	0.9%
UPC Holding	€58.74	€57.62	1.9%	(1.8%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		Increase/(decrease)
	2021	2020	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$28.12	$20.80	35.2%	2.5%
Excluding interconnect revenue	$24.69	$18.22	35.5%	(0.8%)

	Operating Data — December 31, 2021
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
Belgium	3,405,800	2,032,300	1,725,700	1,762,000	1,100,200	4,587,900	2,950,200
Switzerland(v)	2,484,400	1,476,900	1,166,200	1,239,800	1,021,200	3,427,200	2,610,300
Ireland	954,000	431,800	388,400	302,300	277,700	968,400	129,400
Slovakia	632,900	188,700	146,800	169,200	90,000	406,000	—
Total continuing operations	7,477,100	4,129,700	3,427,100	3,473,300	2,489,100	9,389,500	5,689,900

Discontinued operations:
Poland	3,703,400	1,569,400	1,350,500	1,397,200	598,600	3,346,300	121,300

VodafoneZiggo JV(vi)	7,328,000	3,738,800	3,328,200	3,729,800	2,064,700	9,122,700	5,365,400
VMO2 JV(vi)	15,649,900	5,768,300	5,596,800			13,390,200	32,276,800

	Subscriber Variance Table — December 31, 2021 vs. September 30, 2021
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
Continuing operations:
Belgium	10,500	(2,700)	6,100	(12,000)	(22,200)	(28,100)	(2,500)
Switzerland(v)	6,200	(100)	8,400	900	6,300	15,600	19,400
Ireland	2,000	(1,600)	200	(8,100)	(5,100)	(13,000)	2,700
Slovakia	1,500	(800)	400	(200)	1,000	1,200	—
Total continuing operations	20,200	(5,200)	15,100	(19,400)	(20,000)	(24,300)	19,600

Discontinued operations:
Poland	19,100	20,900	24,900	24,300	(10,100)	39,100	5,200

VodafoneZiggo JV(vi)	7,300	(24,100)	(9,100)	(24,900)	(59,900)	(93,900)	37,700
VMO2 JV(vi)	103,600	52,700	60,400			58,600	412,200

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 47,300 subscribers who have requested and received this service.
(ii)We have approximately 31,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 215,400 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of December 31, 2021, our mobile subscriber count included 457,500 and 320,400 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2021, Switzerland’s partner networks accounted for 113,100 Fixed-Line Customer Relationships, 291,800 RGUs, which include 106,800 Internet Subscribers, 102,500 Video Subscribers and 82,500 Telephony Subscribers. Subscribers to our video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 464,900 homes passed by Switzerland’s partner networks at December 31, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VodafoneZiggo JV's and the VMO2 JV's mobile subscriber counts after a period of inactivity of nine months and three months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections. Fixed subscriber counts for the VodafoneZiggo JV include B2B subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1Full year guidance achieved for Liberty Global consolidated subsidiaries and the non-consolidated VMO2 JV and VodafoneZiggo JV. We achieved our full year Adjusted Free Cash Flow guidance of $1.45b based on guided FX rates of EUR/USD 1.23, GBP/USD 1.36 and CHF/USD 1.12 and the as guided definition of Adjusted Free Cash Flow. Prior to the fourth quarter of 2021, our definition of Adjusted Free Cash Flow excluded cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions. During the fourth quarter of 2021, we changed our definition of Adjusted Free Cash Flow to include these cash payments. Cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions was $80.5 million during 2021. Adjusted Free Cash Flow is a non-GAAP measure, see the Glossary for definitions.
2Distributable Cash Flow is defined as our reported Adjusted FCF as re-defined during the fourth quarter of 2021 plus our estimated share of dividends we expect to receive from JV recapitalization transactions.
3Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.
4Amounts exclude the fair values for the VMO2 JV, the VodafoneZiggo JV and SMAs and also reflect fair value adjustments for certain investments that have a higher estimated fair value than reported book value. The year over year increase in our ventures portfolio includes a net increase from investments and disposals of $0.3 billion and an increase in fair value of $0.8 billion.
5The term "Full Company" includes certain amounts that are presented as discontinued operations on our December 31, 2021 consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included these debt and finance lease obligations in our Full Company metrics. We also present Full Company Adjusted Free Cash Flow, consistent with the basis for our full year 2021 Adjusted Free Cash Flow guidance.
6Distributable Cash Flow guidance reflects FX rates of EUR/USD 1.14, GBP/USD 1.35, CHF/USD 1.06 and includes ~$100 million of litigation settlement proceeds in Switzerland.
7Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
8Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
9The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
10This release includes the actual US GAAP results for the VMO2 JV for the three months and year ended December 31, 2021. The commentary and YoY growth rates presented in this release are shown on an FX neutral basis comparing the actual US GAAP results for Q4 2021 to the pro forma US GAAP results for Q4 2020 as if the VMO2 JV was created on January 1, 2020. For more information regarding Virgin Media O2, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q4 earnings release.
11Our aggregate unused borrowing capacity of $1.6 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant December 31, 2021 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that €715.2 million ($814.4 million) of borrowing capacity will be available under the UPC Holding Bank Facility, with €637.0 million ($725.3 million) available to upstream, the full €555.0 million ($632.0 million) of borrowing capacity will be available under the Telenet Credit Facility and the full €100.0 million ($113.9 million) of borrowing capacity will be available under the VM Ireland Credit Facility. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to December 31, 2021.
12For purposes of calculating our average tenor, total third-party debt excludes vendor financing.
13Our debt and net debt ratios are prepared on a Full Company basis, which includes our continuing and discontinued operations, and are defined as total debt and net debt, respectively, divided by reported net earnings for the last twelve months (reported LTM net earnings) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Debt and net debt to LTM Adjusted EBITDA are non-GAAP metrics. Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis, as described below. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. We have not presented leverage ratios on a continuing operations basis as we believe that such presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once we complete the disposal of our discontinued operations. For additional information, see note 6 to the consolidated financial statements included in our 10-K. The following table details the calculation of our debt and net debt to reported LTM net earnings and LTM Adjusted EBITDA ratios as of and for the twelve months ended December 31, 2021 (in millions, except ratios):

Reconciliation of reported LTM net earnings to adjusted LTM earnings:
Reported LTM net earnings	$13,610.1
Transaction related adjustments(i)	(519.2)
Adjusted LTM earnings	$13,090.9

Reconciliation of adjusted LTM earnings to LTM Adjusted EBITDA:
Adjusted LTM earnings	$13,090.9
Income tax expense	424.1
Other expense, net	113.8
Gain on Atlas Edge JV Transactions	(227.5)
Gain on UK JV Transaction	(10,873.8)
Share of results of affiliates, net	175.4
Losses on debt extinguishment, net	90.6
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(735.0)
Foreign currency transaction gains, net	(984.0)
Realized and unrealized gains on derivative instruments, net	(755.9)
Interest expense	577.2
Operating income	895.8
Impairment, restructuring and other operating items, net	(100.7)
Depreciation and amortization	2,003.6
Share-based compensation expense	279.4
LTM Adjusted EBITDA	$3,078.1

Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,930.5
Principal related projected derivative cash payments	278.1
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,208.6

Reported LTM net earnings	$13,610.1
Debt to reported LTM net earnings ratio	1.1

LTM Adjusted EBITDA	$3,078.1
Debt to LTM Adjusted EBITDA ratio	4.9

Net Debt to reported LTM net earnings and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,208.6
Cash and cash equivalents and investments held under separately managed accounts	(3,711.9)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,496.7

Reported LTM net earnings	$13,610.1
Net debt to reported LTM net earnings ratio	0.8

LTM Adjusted EBITDA	$3,078.1
Net debt to LTM Adjusted EBITDA ratio	3.7
______________________

(i)Consistent with how we calculate our leverage ratios under our debt agreements, we have adjusted our debt and net debt to LTM Adjusted EBITDA ratios to (i) exclude the Adjusted EBITDA of the UK JV Entities as a result of the formation of the VMO2 JV and (ii) exclude the Adjusted EBITDA of certain entities as a result of the formation of the Atlas Edge JV.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

Adjusted EBITDA less P&E Additions: As used herein, Adjusted EBITDA less P&E Additions (previously referred to as Operating Free Cash Flow or "OFCF"). Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
	in millions

Earnings (loss) from continuing operations	$638.3	$(1,022.9)	$13,527.5	$(1,525.1)
Income tax expense (benefit)	29.1	(23.7)	473.3	(275.9)
Other income, net	(19.3)	(8.8)	(44.9)	(76.2)
Gain on Atlas Edge JV Transactions	(13.8)	—	(227.5)	—
Gain on UK JV Transaction	(83.1)	—	(10,873.8)	—
Share of results of affiliates, net	139.8	146.2	175.4	245.3
Losses on debt extinguishment, net	—	12.8	90.6	233.2
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(361.7)	(444.2)	(735.0)	(45.2)
Foreign currency transaction losses (gains), net	(466.9)	573.0	(1,324.5)	1,409.3
Realized and unrealized losses (gains) on derivative instruments, net	84.5	1,079.1	(622.9)	878.7
Interest expense	134.0	313.3	882.1	1,186.8
Operating income	80.9	624.8	1,320.3	2,030.9
Impairment, restructuring and other operating items, net	(87.4)	50.9	(19.0)	97.4
Depreciation and amortization	608.9	517.1	2,353.7	2,227.2
Share-based compensation expense	87.5	104.6	308.1	348.0
Adjusted EBITDA	689.9	1,297.4	3,963.1	4,703.5
Property and equipment additions	(485.7)	(763.8)	(2,169.5)	(2,603.6)
Adjusted EBITDA less P&E Additions	$204.2	$533.6	$1,793.6	$2,099.9

Adjusted Free Cash Flow (Adjusted FCF): We define Adjusted Free Cash Flow as net cash provided by the operating activities of our continuing operations, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Prior to the fourth quarter of 2021, our definition of Adjusted Free Cash Flow excluded cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions. During the fourth quarter of 2021, we changed our definition of Adjusted Free Cash Flow to include these cash payments. Cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions was $80.5 million and $34.7 million during 2021 and 2020, respectively. We believe our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view adjusted free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted Free Cash Flow may differ from how other companies define and apply their definition of adjusted free cash flow. Consistent with the basis for our full year 2021 Adjusted Free Cash Flow guidance, the following table provides a reconciliation of our Full Company net cash provided by operating activities to Full Company Adjusted Free Cash Flow for the indicated periods.

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020

Net cash provided by operating activities	$991.3	$1,493.5	$3,549.0	$4,185.8
Operating-related vendor financing additions(i)	129.0	764.4	1,799.6	2,770.1
Cash capital expenditures, net	(306.8)	(389.7)	(1,459.8)	(1,350.2)
Principal payments on operating-related vendor financing	(132.1)	(654.5)	(1,424.0)	(2,395.9)
Principal payments on capital-related vendor financing	(230.4)	(688.8)	(998.8)	(2,110.1)
Principal payments on finance leases	(17.0)	(21.2)	(76.6)	(86.9)
Adjusted FCF	$434.0	$503.7	$1,389.4	$1,012.8
_______________

(i)For purposes of our consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.
Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV networks in the UK as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately a Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.